Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2007 Omnibus Securities and Incentive Plan of Argyle Security, Inc., of our report dated March 25, 2008 with respect to the consolidated financial statements and schedules of Argyle Security, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Antonio, Texas
July 25, 2008